As filed with the Securities and Exchange Commission on September 14, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Patni Computer Systems Limited

(Exact name of registrant as specified in its charter)

Republic of India

 (State or other jurisdiction of

incorporation or organization)

Not Applicable

(I.R.S. Employer Identification No.)

Akruti Softech Park, MIDC Cross Road No. 21, Andheri (E), Mumbai, 400 093, India

(Address of registrant’s principal executive offices)               (Zip Code)

Patni Computer Systems Limited

2003 – Revised 2006 Employee Stock Option Plan

(Full title of the Plan)

Sriram Gopalakrishnan
PATNI COMPUTER SYSTEMS INC.
One Broadway
Cambridge, MA 02142

(Name and address of agent for service)

(617) 914-8000

(Telephone number, including area code, of agent for service)

Copy to:

Marcia A. Wiss, Esq.

Peter E. Kohl, Esq.

Hogan & Hartson L.L.P.

Juxon House
100 St. Paul’s Churchyard
London EC4M 8BU, United Kingdom
+44. 20.7367.0200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (2)	Proposed maximum offering price per share (3) (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Equity Shares, par value Rs. 2 per share (1)	4,000,000	$19.00	$76,000,000	$8,132.00

(1)                                  American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of Equity Shares, par value Rs. 2 per share, of Patni Computer Systems Limited are registered on a separate registration statement on Form F-6 (333-129788). The  ADSs currently trade on the New York Stock Exchange under the ticker symbol “PTI”. Each ADS represents two (2) Equity Shares.

(2)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such  indeterminate number of Equity Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Patni Computer Systems Limited 2003 – Revised 2006,  Employee Stock Option Plan (the “Plan”).

(3)                                  The Plan permits the grant of up to 2,000,000 ADR linked Employee Stock Options (including converting employee stock options already granted subject to obtaining all requisite Indian regulatory and governmental  approvals) to the employees of the Company and its subsidiaries.

(4)                                  The price is estimated pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the ADRs as quoted on The New York Stock Exchange on September 12, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Patni Computer System Limited (the “Company”) and relates to 4,000,000 equity shares, par value Rs. 2 per share (the “Equity  Shares”), issuable to participants in the Plan of which up to 2,000,000 ADR Linked Employee Stock Options (including converting Employee Stock Options already granted to Existing Option Grantees) may be issued to the employees of the Company and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information

Not required to be filed with this Registration Statement. Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant, Patni Computer Systems Limited, a company organized under the laws of the Republic of India (the “Company”), will provide to the respective participants in the Patni Computer Systems Limited 2003 – Revised 2006, Employee Stock Option Plan (the “Plan”) the required information with respect to the Plan.

Item 2.                    Registration Information and Plan Annual Information

Upon written or oral request by a participant in the Plan, the Registrant will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into the Section 10(a) prospectus) and any documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. All such written or oral requests for documents or information should be directed to Patni Computer Systems Inc., One Broadway, Cambridge, MA 02142, Attention: Corporate Secretary, telephone: (617) 914-8000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

(i)            The Company’s Current Reports on Form 6-K (or portions thereof indicated therein as being incorporated by reference into previously filed registration statements) filed with the Commission on February 1, 2006, April 26, 2006, May 11, 2006, May 24, 2006, June 8, 2006, June 27, 2006, July 3, 2006 and August 1, 2006.

(ii)           The descriptions of our ADSs, ADRs and our Equity Shares contained in the Company’s Registration Statement on Form F-1 filed with the Commission on December 6, 2005 and including any subsequent amendment or report filed for the purpose of updating such description.

(iii)          The Company’s annual report on Form 20-F for the year ended December 31, 2005 filed with the Commission on July 17, 2006.

In addition, any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any future reports on Form 6-K furnished by us to the Commission during such period or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be considered to be incorporated in this Registration Statement by reference and shall be considered a part of this Registration Statement from the date of filing of such documents.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Articles of Association

Our Articles of Association provide that our directors and officers shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles of Association provide that we shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.

Our Articles of Association require us to procure comprehensive director and officer’s liability insurance for each director on terms approved by the board of directors, which terms require us to include each director as a policy holder and cover claims of an amount not less than $15.0 million in the aggregate. Currently, we have in place a director and officer’s insurance policy that is in compliance with the terms of our Articles of Association. We may obtain additional director and officer insurance providing indemnification for a number of our directors, officers, affiliates, partners or employees for specified errors and omissions.

Indian Companies Act

Section 201 of the Indian Companies Act provides that a company may indemnify any officer or auditor against any liability incurred by such officer or auditor in defending any civil or criminal proceedings, in which judgment is given in his favor or in which he is acquitted or discharged or in connection with application made by an officer to the High Court for relief, because he has reason to apprehend that any proceeding will or might be brought against him in respect of any negligence, default, breach of duty, misfeasance or breach of trust, in which relief has been granted by the High Court.

Section 201 also provides that except for such indemnity, any provision, whether contained in the articles of association of a company or in an agreement with the company or in any other instrument, for exempting any officer or auditor of the company from, or indemnifying him against, any liability which, by any rule of law, would otherwise attach to such officer or auditor in respect of any negligence, default, misfeasance, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

See Exhibit Index attached hereto.

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration  Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mumbai, India, on this 14th day of September, 2006.

PATNI COMPUTER SYSTEMS LIMITED

By:	/s/ NARENDRA K. PATNI
Narendra K. Patni Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Narendra K. Patni, Deepak Sogani and Surjeet Singh and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of September, 2006:

Signature	Title

/s/ MR. NARENDRA K. PATNI	Chairman and CEO
Mr. Narendra K. Patni	(Principal Executive Officer)

/s/ MR. GAJENDRA K. PATNI
Mr. Gajendra K. Patni	Executive Director

/s/ MR. ASHOK K. PATNI
Mr. Ashok K. Patni	Executive Director

/s/ MR. MICHAEL A. CUSUMANO
Mr. Michael A. Cusumano	Director

/s/ MR. ARUN DUGGAL
Mr. Arun Duggal	Director

/s/ MR. WILLIAM O. GRABE
Mr. William O. Grabe	Director

/s/ MR. ARUN MAIRA
Mr. Arun Maira	Director

/s/ MR. PRADIP SHAH
Mr. Pradip Shah	Director

/s/ MR. LOUIS T. VAN DEN BOOG
Mr. Louis T. van den Boog	Director

/s/ MR. RAMESH VENKATESWARAN
Mr. Ramesh Venkateswaran	Director

/s/ MR. SURJEET SINGH	Chief Financial Officer
Mr. Surjeet Singh	(Principal Accounting Officer)

/s/ DONALD J. PUGLISI	Authorized Representative in the United
Mr. Donald J. Puglisi	States

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Memorandum and Articles of Association and Certificate of Incorporation of Patni Computer Systems Limited, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333- 333-129771)).

4.2	Patni’s specimen certificate for equity shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333- 333-129771)).

5.1	Opinion of Gagrats, India.

10.1	Patni Computer Systems Limited 2003 Employee Stock Option Plan, as amended.

10.2	Form of Patni Computer Systems Limited Employee Stock Option Agreement.

23.1	Consent of KPMG, Independent Registered Public Accounting Firm.

23.2	Consent of Gagrats, India. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).